Exhibit 99.2

Crossroads Systems, Inc.

Overview

Crossroads Systems, Inc. is a global provider of data protection solutions. Founded in 1996 and based in Austin, Texas, Crossroads develops technology and products that address specific IT challenges, such as cost-effectively storing and protecting business-critical data. Crossroads’ commitment to innovation is evident through our 100+ patent awards and numerous industry recognitions for excellence in data storage and protection. Our products are sold worldwide to Fortune 2000 companies. Additionally, technology leaders such as Hewlett Packard (HP), Hitachi Data Systems and Fujifilm are among our original equipment manufacturer (OEM) and strategic partners.

Our strategic product focus is on long-term data preservation and protection in markets experiencing high data growth. We currently ship the following products: StrongBox®, StrongBox DataManager, StrongBox VSeries Tape Libraries, SPHiNXTM, Read Verify Appliance®, FileStor HSM, and routers. All of our solutions solve storage and data management problems and protect customers’ long-term investments by reducing both cost and complexity. Moreover, our products are designed with a scalable architecture, allowing companies to purchase additional storage capacity as needed and allowing Crossroads to deliver incremental capacity purchases nearly instantly and without operation-halting downtime. We sell these products through a network of OEM and strategic partners for our US and European operations.

Our strategic intellectual property focus is to build upon Crossroads’ historical success licensing our ‘972 patent family and to begin licensing our non-’972 patent portfolio. Since 2000, Crossroads has received over $61 million in revenue from ‘972 patent licensing activity. Crossroads’ non-’972 patent portfolio has never been the focus of a licensing campaign. However, we expect to begin a formal licensing campaign in the next twelve months.

Our Direction and Strategy

Crossroads’ fundamental purpose is to help customers simplify and improve IT operations where access to mission-critical data is key. Our commitment to innovatively solving complex problems provides ongoing value to our customers, partners and shareholders. Our objective is to deliver innovative, reliable, and affordable data protection solutions. By doing so, we expect to increase our product revenues and drive our business towards profitability. As we attempt to gain market acceptance of our newest products, we are concentrating on meeting the needs of select OEM and strategic partners that sell our products, while controlling operating expenses.

Our strategy is to deliver solutions into focused markets where data is critical to the ongoing operations of the business. In today’s business environment, improving the productivity and efficiency of data assets has become a top priority for organizations worldwide. Recent industry research indicates that organizations are required to store data that is estimated to grow at more than 50% annually, but IT budgets are forecasted to grow at less than 4%. As a result of these opposing forces, we believe that many companies find themselves lacking the essential resources to manage their information assets. Our comprehensive data storage and protection solutions present alternatives designed to enable IT managers to easily and cost-effectively store, share, and preserve data and to provide continuous access, while delivering replication for disaster recovery.

Another key component of our corporate strategy is the continued monetization of our intellectual property assets. We believe current and future licensing campaigns will contribute to our revenue and profitability.

As a result of our research and development efforts over the past 18 years, we have developed, and continue to enhance, a strong patent portfolio, something we believe can give us a sustainable competitive advantage. We have a unique and extensive knowledge of data storage and tape technologies and have focused on protecting our IP through a licensing campaign. Licensing fees have been an ongoing component of our revenue since 2001. We maintain an active licensing program related to a group of patents we refer to as the ‘972 patent family. These patents have been licensed to more than 50 storage industry providers. To date, our licensing campaign has brought in over $61 million in revenue. We pursue licensing fees for past shipments and recurring licensing fees related to ongoing product shipments. Some licensees have willingly negotiated a license to our patents. Others have taken a license as a result of litigation. Many cases have been settled quickly as we engage in business discussions with the opposing parties; however, this is not always the case. Litigants may pursue their defenses to greater lengths, which may require additional time and expense.

Crossroads has a second family of 121 patents and pending patents known as the non-’972 patent family. We recently took steps to evaluate this patent portfolio and believe certain of our patents may have anticipated certain industry standards by several years. A recent third-party analysis revealed Crossroads might be owed royalty-based licensing revenues from as much as $82 billion in infringing revenue. We are continuing to gather data in anticipation of a formal monetization campaign designed to capture license revenues from infringing companies.

Our Current Revenue Sources and Products

We generate revenue from product sales and intellectual property licenses. Our products are mainly delivered as software via a hardware appliance. We also provide post contract support and professional services.

Intellectual property revenue is generated when companies using our technology agree to pay us either an upfront licensing fee, or a combination of upfront initial fees and on-going licensing fees for use of our ‘972 family of patents. IP licensing settlements sometimes include provisions to cross-license patents from other companies, further enhancing our IP assets and product capabilities. The ‘972 patents consist of 32 patents and pending patents and are primarily concentrated around access controls. The non-’972 patents consist of 121 patents and pending patents and are primarily concentrated around five product families: optimizing command processing, enabling interoperability, managing networks, enhancing tape libraries, and improving data systems. These patents have never been the focus of a formal licensing program. However, we are preparing to launch a licensing program in the next twelve months.

Products

We currently sell the following products:

•	StrongBox — a Network-Attached Storage (NAS) appliance that delivers low cost data preservation with built in data protection;

•	StrongBox DataManager — a software enhancement to the StrongBox NAS that provides transparent file migration from primary storage systems, such as NetApp, Windows, Linux, and other servers, into the StrongBox NAS. Users gain fluid data movement all from a single, integrated solution;

•	StrongBox VSeries Tape Libraries — paired with the StrongBox NAS to provide customers a complete data storage solution. StrongBox VSeries libraries use LTO 6 tape media, delivering the most scalable, cost-effective and reliable storage medium available.

•	SPHiNX — a virtual tape system that provides complete data protection to reduce the cost and complexity of data backup and disaster recovery;

•	ReadVerify Appliance (RVA) — proactively monitors tape media usage and the overall health of tape resources;

•	FileStor HSM — a software solution that provides intelligent file management for policy-based data migration; and

•	Fibre Channel (FC) Storage Routers — offer connectivity and protocol conversion from the FC Storage Area Network (“SAN”) to Small Computer System Interface (“SCSI”) tape and disk storage device interfaces.

Intellectual Property

Intellectual property licensing applies to two distinct sets of patents. The ‘972 patent family and the non-’972 family.

The ‘972 patent family has been the focus of our previous and current licensing campaigns. As of August 31, 2014, approximately 51 companies have licensed ‘972 patents from Crossroads. Of these, 17 licensed our patents without litigation and 34 companies took licenses as a result of litigation-related settlements.

In prior cases in the Western District Court of Texas, Crossroads was awarded 3% and 5% royalties on two different infringing products. We have brought 17 distinct lawsuits in the Western District Court of Texas, including our current litigation with Oracle, Cisco, NetApp, Quantum, Huawei, and Dot Hill.

Excluding our current cases, we have gone to trial in two other cases. In one of those cases, we received a verdict of infringement and no invalidity. That case was appealed to the Federal Circuit, and the ruling was affirmed. In another case, we received a default judgment. In another case, the U.S. Patent and Trademark Office conducted a re-examination of several patents within the ‘972 Patent Family. The Patent and Trademark Office examined over two hundred prior art references and ultimately certified the claims of those patents without amendment. In our litigation to date, we have had three positive Markman rulings. A Markman ruling in a patent infringement case is a pre-trial ruling in U.S. District Court, in which the court determines the meanings of key words used in a disputed patent claim. The outcome of a Markman ruling can play a significant role in whether a finding of infringement and validity are made by the Court or by the jury at trial.

In connection with a loan from Fortress Credit Co LLC, which we refer to, together with its affiliates, as Fortress, our non-’972 patents were assigned to a limited partnership controlled by an affiliate of Fortress, and are subject to a security interest granted to Fortress in connection with a secured credit agreement entered into with Fortress in July 2013. Certain terms in the Fortress agreement permit us to recover full control of the assets in return for the satisfaction of any outstanding indebtedness, payment of a $2 million monetization call option fee, and closing fees of $280,000. We are evaluating strategic alternatives related to the non-’972 portfolio, including the possibility of exercising our rights in the agreement to regain full control of the patents. In May 2014, Crossroads made an optional principal pre-payment to Fortress in the amount of $2 million. As of August 31, 2014, Crossroads had an outstanding principal balance of $5.97 million.

In November 2013, we hired a third-party patent consulting firm to analyze our non-’972 patent assets and report their findings. Highlights of the report include an average remaining life on the patents in excess of 10 years on the 117 assets reviewed, and that the non-’972 patents are comprised of 78 distinct patent families. Based on this report, we believe that certain of the elements of the non-’972 patents likely apply to technology that complies with four industry standards. Because these industry standards are widely-used, we believe that dozens of potential infringing companies may have used, or may be using, the technology described in our patents without properly being licensed by Crossroads. Based on this report, we believe that past and projected revenues of products that may infringe our non-’972 patents may exceed $82 billion. Further, we believe that Crossroads could receive a royalty-bearing license on a portion of this revenue in a licensing campaign relating to our non-’972 patents. However, we can provide no assurance regarding the accuracy of the assumptions underlying this report or our ability to recover any royalties or licensing fees relating to these patents, and the timing for any such royalties or licensing fees.

Our non-’972 patent family comprises five distinct patent categories:

•	“Optimized Command Processing” relating to techniques for ensuring that data and messages flow smoothly through the network;

•	“Enabling Interoperability” relating to facilitating communication between different protocols and networks;

•	“Managing the Network” relating to methods for diagnosing and correcting network errors;

•	“Enhancing Tape Libraries” relating to enhancing and optimizing operation of tape storage for Storage Area Networks (SANs); and

•	“Improving Data Systems” relating to techniques for optimizing file systems and database usage in SANs.

In August 2014, we engaged the law firm of Kroub, Silbersher & Kolmykov PLLC, the principals of Markman Advisors LLC, to provide consulting services related to Crossroads’ non-972 patent portfolio. The work to be done by the firm is designed to validate key assumptions, propose a detailed monetization strategy and timeline, identify potentially infringing companies and products, develop detailed claims charts, and estimate revenue opportunities associated with each infringing company. The results of this next phase will provide Crossroads a road map for moving forward with its plans to implement a full-scale monetization program for the non-972 patent portfolio.

Because we have not developed a strategy, nor identified which infringing companies to first pursue, we have not created a budget for litigation or monetization of our non-’972 patent portfolio. Various monetization alternatives available to us include the following:

•	Selling all or a portion of the patent family;

•	Using litigation as the lever to encourage infringing companies to take a license to our technology. In such litigation, Crossroads will evaluate whether to pay all the legal fees and expenses but retains rights to all the monetization revenue or employ a contingent fee structures, or some hybrid fee and expense structure;

•	Entering into strategic partnerships with other patent monetization companies to assist in the monetization of the portfolio. In these arrangements, Crossroads would share a portion of the license revenues, in return for the strategic partner taking responsibility for all litigation expenses related to licensing. In most cases, Crossroads would be responsible for out of pocket expenses including travel, expert witnesses, and other expenses not directly related to licensing activity;

•	Raising additional capital through the sale of equity or debt.

We are carefully reviewing these and other options to monetize the portfolio. There may be other options available to us and we will review those alternatives appropriately.

Principal Markets and Distribution Channels, Marketing and Customers

We employ an OEM and strategic partner distribution strategy as a way to leverage our resources. We have recently adjusted our distribution strategy to focus on a smaller number of partners who have the potential to sell large quantities of our products, perform installation, and offer certain levels of ongoing support. Our approach is to work with partners who offer our products as part of an overall data protection and preservation solution to their customers. Our sales force is responsible for managing key OEM and strategic partner relationships. End user customers include small businesses, government agencies and large, multinational corporations. Our customers also include parties that we have entered into contracts with for the use of our patented technology through our licensing campaign. Our product sales are concentrated with several key customers.

A large portion of our revenue comes from either our licensing campaign or OEM relationships. OEM relationships require several years to mature and must be considered in our time to market requirements. We are party to a software license and distribution agreement with HP whereby we license to HP certain software products and intellectual property rights for use in HP’s products. HP pays us royalties and support fees pursuant to contractual formulas in the agreement. We expect our HP OEM product and maintenance revenue to continue to decline as HP transitions to HP-proprietary solutions.

In August 2013, we announced an OEM relationship with FUJIFILM Recording Media U.S.A., Inc. where Crossroads allows Fujifilm to private label the Crossroads StrongBox product. Crossroads and Fujifilm began their strategic alliance in June 2009 through an agreement to offer Crossroads’ storage technologies to Fujifilm’s customers. The private label relationship is designed to allow Fujifilm to offer its customers the

StrongBox appliance, marketed by Fujifilm as Dternity, and technology for seamless integration with Fujifilm’s Permivault, a cloud based storage service.

Legal Proceedings Update

Intellectual Property Litigation

In furtherance of our IP monetization strategy, we have a number of ongoing lawsuits and related proceedings. As described below,

•	A Markman hearing in a patent infringement case is a pre-trial hearing in U.S. District Court, in which the court hears arguments regarding the meanings of key words used in a disputed patent claim. The outcome of a Markman hearing can play a significant role in whether a finding of infringement and validity are made by the Court or by the jury at trial. The earliest we expect a ruling on any Markman hearing is approximately two months after the hearing.

•	An inter partes review is a post-grant review of an issued patent in which the petitioner attempts to challenge the validity of a patent on certain grounds (e.g. novelty and obviousness). If successful during inter partes review, a petitioner could potentially invalidate some or all of the patents asserted against that petitioner in related litigation. Inter partes review, if granted, is typically a twelve- to eighteen-month process.

We filed a lawsuit on September 11, 2013 against Dot Hill Systems Corp. styled Crossroads Systems, Inc. v. Dot Hill Systems Corp., Civil Action No. 1:13-CV-800-SS alleging patent infringement of U.S. Patent No. 6,425,035 and breach of the Amended Settlement and License Agreement dated June 27, 2006 between Crossroads and Dot Hill. Dot Hill has filed a motion to dismiss and Crossroads has filed its response; the Court denied Dot Hill’s motion. Dot Hill recently filed a partial motion for summary judgment and we have prepared and filed its response requesting summary judgment in its favor on this issue. The Markman hearing is scheduled in October 2014.

We filed a lawsuit on October 7, 2013 against Oracle Corporation alleging infringement by Oracle Corporation of U.S. Patent Nos. 6,425,035, 7,051,147 and 7,934,041 (the case is styled Crossroads Systems, Inc., v. Oracle Corporation; Civil Action No. 1:13-CV-895-SS (W.D. Tex., Austin Division)). Oracle has answered the complaint and the action is pending. The Markman hearing is scheduled in October 2014. Oracle is also a party to four petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on November 26, 2013 against Huawei Technologies Co. Ltd., Huawei Enterprise USA, Inc. & Huawei Technologies USA, Inc. alleging infringement of U.S. Patent Nos. 6,425,035, 7,051,147 and 7,934,041 (the case is styled Crossroads Systems, Inc. v. Huawei Technologies Co., Ltd. et al; Civil Action No. 1:13-cv-01025-SS (W.D. Tex., Austin Division)). Huawei has answered the complaint and the action is pending. The Markman hearing is scheduled for October 2014. Huawei is also a party to four petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on February 18, 2014 against Cisco Systems, Inc. alleging infringement of U.S. Patent Nos. 6,425,035 and 7,934,041 (the case is styled Crossroads Systems, Inc. v. Cisco Systems, Inc.; Civil Action No. 1:14-cv-00148-SS (W.D. Tex., Austin Division)). Cisco has answered the complaint and the action is pending. The Markman hearing is scheduled in October 2014. Cisco is also a party to two petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on February 18, 2014 against NetApp, Inc. alleging infringement of U.S. Patent Nos. 6,425,035, 7,934,041, 7,987,311 and 7,051,147 (the case is styled Crossroads Systems, Inc. v. NetApp Inc.; Civil Action No. 1:14-cv-00149-SS (W.D. Tex., Austin Division)). NetApp has answered and the action is pending. The Markman hearing is scheduled in October 2014. On April 15, 2014, NetApp, Inc. filed an action for declaratory judgment of non-infringement of U.S. Patent Nos. 7,987,311 and 7,051,147 (the case is styled NetApp, Inc. v. Crossroads Systems, Inc.; Civil Action No. 4:14-CV-01727-JSW (N.D. Cal., Oakland Division). This action has been dismissed based on a joint request by the parties. NetApp is also a party to five petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We filed a lawsuit on February 18, 2014 against Quantum Corporation alleging infringement of U.S. Patent Nos. 6,425,035 and 7,934,041 (the case is styled Crossroads Systems, Inc. v. Quantum Corporation; Civil Action No. 1:14-cv-00150-SS (W.D. Tex., Austin Division)). Quantum has answered the complaint and the action is pending. The Markman hearing is scheduled in October 2014. Quantum is also a party to two petitions for inter partes review filed at the United States Patent and Trademark Office. We are preparing responses to these petitions.

We have currently budgeted the following amounts for expenses related to ‘972 patent maintenance, prosecution, inter partes review, and litigation: fiscal Q4 2014: $360,000, FY2015: $3.3 million and FY2016: $2.4 million. These budgeted amounts represent Crossroads’ management’s estimates, and reflect numerous assumptions and estimates to future events made by our management that our management believed were reasonable at the time the budget was prepared. The budgeted amounts, and the assumptions and estimates on which the budgeted amounts are based should not be relied upon as being necessarily indicative of actual future expenses related to the ‘972 patent family. There can be no assurance that our actual expenditures will match the budgeted amounts, and actual expenditures may be materially higher or lower than those contained in the budgets.